UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2006

RELIV’ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11768	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

                Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 28, 2006, Registrant entered into a new revolving loan arrangement with Southwest Bank of St. Louis, Missouri (the “Bank”). The new arrangement has an effective date of April 30, 2006 and replaces the prior revolving loan arrangement between Registrant and the Bank. Under the new arrangement, the Bank agreed to provide a line of credit for Registrant in the amount of $5,000,000, reduced from $15,000,000 under the prior arrangement. The new arrangement was negotiated and entered into by Registrant in light of Registrant’s public offering completed in April 2006, which resulted in net proceeds to Registrant of approximately $12,000,000.

The term of the new arrangement, and loans made on the line, expire on April 30, 2008. During the term of the arrangement, so long as Registrant is not in default under any terms of the loan agreement, Registrant may request advances under the line up to an aggregate total amount of $5,000,000. Interest accrues on the outstanding principal balance at a variable interest rate based on LIBOR, the initial rate being LIBOR + 1.25% with the rate changing in relation to the ratio of Total Debt to EBITDA. Accrued interest is payable on a monthly basis. The aggregate outstanding balance of principal and interest is due and payable on April 30, 2008.

The loan is secured by all tangible and intangible assets of Registrant and also by a mortgage on the real estate of Registrant located in Chesterfield, Missouri. Under the loan arrangement, Registrant has agreed to financial covenants under which Registrant will (i) maintain at all times a tangible net worth of not less than $10,500,000 and (ii) maintain at all times a ratio of Total Funded Debt to EBITDA of not greater than 3.5 to 1.

Registrant has agreed to pay a commitment fee in an amount equal to 0.25% per year of the average daily unused portion of the commitment amount.

To date, Registrant has not received any advances under this revolving loan arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIV’ INTERNATIONAL, INC.

Date: June 30, 2006	By: /s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer